1(8)

                                 March 30, 2005


TERMS AND CONDITIONS OF THE NOKIA PERFORMANCE SHARE PLAN 2005


1.     Definitions

               Annual EPS or EPS: The annual Earnings Per Share or EPS number (basic, reported) in the approved consolidated financial accounts for Nokia Group (IFRS) for fiscal years 2004, 2006, and 2008, as applicable, will be used for the measurement of the EPS growth, which is one pre-determined financial performance criterion and vesting condition under paragraph 4 below.

               Average Annual Net Sales Growth: The Average Annual Net Sales Growth, which is one pre-determined financial performance criterion and vesting condition under paragraph 4 below, is calculated as an average of the annual net sales growth rates in the approved consolidated financial accounts for Nokia Group
               (IFRS) for the Interim Measurement Period or Performance Period, as applicable. The annual net sales figures for fiscal years 2004, 2005, 2006, 2007, and 2008, as applicable, will be used for the calculation of the Average Annual Net Sales Growth.

               Grant Amount: The number of Units that will be allocated to a Participant. The Grant Amount represents the Threshold Number for and is tied to either EPS Growth or Average Annual Net Sales Growth, as indicated to the Participant at grant. The Grant Amount equals the Threshold Number for each criterion. Under the Plan, the Participant shall receive two Grant Amounts of equal size one tied to EPS criterion and one tied to Average Annual Net Sales Growth criterion.

               Interim Measurement Period: The period comprising the fiscal years 2005 and 2006. The measurement of the first payout during the Performance Period under paragraph 4 will be based on Nokia's performance during the Interim Measurement Period.

               Maximum Number: The number of granted Units to vest, provided that the Maximum Performance is achieved with respect to the performance criterion, as determined in the Vesting Conditions under paragraph 4.4. For each performance criterion, the Maximum Number of Units equals four times the Threshold Number or Grant Amount.

               Maximum Performance: The performance level, which is defined for each performance criterion under paragraph 4.4. The Maximum Performance results in the Vesting of four times the Grant Amount or Threshold Number.

               Participant: Eligible persons who, based on the grant guidelines approved by the Personnel Committee of the Board of Directors, receive a grant of Performance Share Units under the Plan.

               Performance Period: The period comprising the fiscal years 2005 through 2008. The fulfilment of the pre-determined performance criteria as described under paragraph 4, is measured based on Nokia's financial performance during this period. The two separate, equally weighted performance criteria are Annual EPS Growth and Average Annual Net Sales Growth.

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                                 March 30, 2005


               Performance Share Unit or Unit: Each Participant is offered at grant a number of Performance Share Units, equalling the Grant Amount. The Units will vest as Shares for the Participant to the extent of and subject to the Vesting conditions under paragraph 4, and other restrictions under these Plan Rules.

               Plan Rules: This document as adopted by the Board of Directors.

               Settlement Date: The day of the settlement of the payouts under the Plan. Subject to the Vesting conditions under paragraph 4 below, there will be two Settlement Dates, one after the Interim Measurement Period and a second after the Performance Period as defined under paragraph 6. The Settlement Date will be as soon as practicable after the Vesting Date.

               Share/Shares: Nokia ordinary shares to be transferred to Participants based on vested Units. Nokia may, however, in its sole discretion, use for the settlement of vested Units one or more of the ways of funding described under paragraph 6, including cash settlement.

               Threshold Number: The number of Units to vest, provided that the Threshold Performance is achieved with respect to the performance criteria, as determined in the Vesting conditions of the Plan under paragraph 4. For each performance criterion separately, the Threshold Number equals the Grant Amount.

               Threshold Performance: The minimum performance level, which results in the Vesting of the Threshold Number or Grant Amount of Units of a grant as defined under paragraph 4 below.

               Vesting: Represents the moment in time, when the granted Units shall vest as Shares and the Participant shall acquire the right to receive full ownership of such number of Shares. The number of Units that vest will be dependant on the fulfilment of the Vesting conditions under paragraph 4. The Vesting conditions will be measured after the close of the Interim Measurement Period, and the close of the Performance Period, as defined under paragraph 4. Nokia will arrange for the delivery of the vested Shares as soon as practicable after Vesting Date, as described under paragraph 6 below.

               Vesting Date: The Vesting Date is the date of the Annual General Meeting of Nokia in 2007 and 2009, respectively, as determined by Nokia. The Vesting Date represents the day in which a participant earns the shares, subject to the Vesting conditions as defined in paragraph 4. There will be two Vesting Dates, one after the Interim Measurement Period and a second after the Performance Period as defined under paragraph 6. As soon as practicable after Vesting Date, Nokia will arrange for the delivery of the vested Shares as described under paragraph 6 below.

2.     Purpose and Scope of the Plan

               Nokia Corporation ("Nokia") may grant under the Performance Share Plan 2005 (the "Plan") a maximum of 25.000.000 Nokia shares (the "Shares") to eligible participants, subject to the terms and conditions and other restrictions set out herein ("Plan Rules"). The purpose of the Plan is to recruit, retain and motivate selected personnel of Nokia Group, and to promote their share ownership.

               To comply with the purposes of the Plan, the Personnel Committee of the Board of Directors of Nokia ("Personnel Committee") shall determine the grant guidelines of the Plan, as well as approve the eligible persons of Nokia Group to receive grants under the Plan (the "Participants") from time to time.

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                                 March 30, 2005


3.     Grant of Performance Share Units

               At grant, each Participant will be offered a certain number of Performance Share Units ("Grant Amount"). One Grant Amount is tied to the EPS criterion and a separate Grant Amount tied to the Average Annual Net Sales criterion. The granted Units will vest as Shares to the Participants, subject to the Vesting conditions described below under paragraph 4, and other terms and conditions under these Plan Rules.

               In connection with the grant, the Participant may be required to give Nokia such authorizations and consents, as Nokia deems necessary in order to administer the Plan. The fulfilment of such requirements and the compliance with such instructions given by Nokia forms a precondition of a valid grant.

4.     Vesting Conditions of the Performance Share Units

4.1.   Vesting and Settlement

               The granted Units shall vest as Shares and the Participant shall acquire the right to receive full ownership of such number of Shares ("Vesting"), as determined in the Vesting conditions described below in this paragraph 4 and be subject to Settlement pursuant to paragraph 6 below, "Settlement of Grant".



4.2.   Financial Performance Criteria and Vesting

               4.2.1. The Vesting of Units under the Plan is determined by the financial performance of Nokia during the Performance Period comprising the fiscal years 2005 through 2008 ("Performance Period").

               4.2.2. Measurement of Nokia's performance during the Performance Period will be based on the approved consolidated financial accounts of Nokia Group (IRFS) as of the end of fiscal year 2008, compared with those of 2004 and 2006.

               4.2.3. If the Threshold Performance is not reached, no Units shall be vested as Shares.

               4.2.4. To the extent that the Threshold Performance is exceeded, the number of Units to vest will increase linearly up to the achievement of the Maximum Performance.

               4.2.5. After the close of the Interim Measurement Period, to the extent the Threshold Performance has been achieved or exceeded, the number of Units equaling the Grant Amount shall vest. The total number of Units that may be vested at such time, may, however, not exceed the Grant Amount or Threshold Number.

               4.2.6. For the full Performance Period (2005-2008), the total amount of shares to be vested, if applicable, may not exceed four times the Grant Amount or the Threshold Number, less any Shares delivered after the Interim Measurement Period.

4.3.    Threshold Performance

               4.3.1. The Threshold Number, equalling the Grant Amount, shall vest, if Nokia's financial performance equals one of the two pre-determined financial performance criteria described below as Threshold Performance.

               The Threshold Performance level for each criterion is as follows:
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                                 March 30, 2005


                  1) Average Annual Net Sales Growth: Nokia's Average Annual Net Sales Growth rate for the Performance Period equals 3%.
                  2) EPS Growth (EPS): Nokia's EPS (basic, reported) equals EUR 0.82 at the end of 2008.

4.4.    Maximum Performance

               4.4.1. The Maximum Number, which equals four times the Grant Amount shall vest, if Nokia's financial performance equals or exceeds one of the two pre-determined financial performance criteria described below as Maximum Performance.

               The Maximum Performance level for each criterion is as follows:

                  1) Average Annual Net Sales Growth: Nokia's Average Annual Net Sales Growth rate for the Performance Period equals or exceeds 12%.

                  2) EPS Growth (EPS): Nokia's EPS (basic, reported) equals or exceeds EUR 1.33 at the end of 2008.

               The following table below summarizes each Performance criterion (Table A)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                           Potential range of
                                                                            Threshold    Maximum             share delivery
Financial Accounts 2004     Measurement Period    Performance Criterion    Performance  Performance           (Settlement)
------------------------------------------------------------------------------------------------------------------------------------
        EPS EUR0.70         Interim Measurement    EPS for 2006   (basic,    EUR0.75       EUR0.96     Zero shares or Grant Amount
     (basic, reported)      Period (2005-2006)          reported)
------------------------------------------------------------------------------------------------------------------------------------
           -1%              Interim Measurement  Average Annual Net Sales       3%           12%       Zero shares or Grant Amount
 Average Annual Net Sales   Period (2005-2006)   growth rate (2005-2006)
     (basic, reported)                               (basic, reported)
------------------------------------------------------------------------------------------------------------------------------------
        EPS EUR0.70         Performance Period     EPS for 2008   (basic,    EUR0.82        EUR1.33  Zero shares to 4X Grant Amount,
     (basic, reported)          (2005-2008)             reported)                                    less any shares delivered from
                                                                                                     Interim Measurement Period
------------------------------------------------------------------------------------------------------------------------------------
            -1              Performance Period   Average Annual Net Sales       3%           12%     Zero shares to 4X Grant Amount,
 Average Annual Net Sales       (2005-2008)      growth rate (2005-2008)                             less any shares delivered from
     (basic, reported)                              (basic, reported)                                  Interim Measurement Period
------------------------------------------------------------------------------------------------------------------------------------

4.5.   Measurement and calculation of grant payout

               The measurement of Nokia's performance under the Plan shall be made after the close of the Interim Measurement Period as well as after the Performance Period. Based on each of these measurements, the number of Units being vested and the number of Shares shall be calculated, which calculation will always be subject to the approval of Nokia's financial accounts by the Annual General Meeting of Shareholders for the relevant year.

               Nokia shall carry out the measurement of Nokia's performance and calculation of the number of Units being vested and the corresponding number of Shares under the Plan as well as the payout in its sole discretion.

               The calculation of the number of Units being vested shall not result in fractional Shares. The number of Units vesting shall be rounded to the nearest whole Share.

4.6.   Vesting Date

               The measurement and calculation will be confirmed on the day of the Annual General Meeting of Nokia in 2007 and 2009, as determined by Nokia ("Vesting Date"). The Vesting Date represents the day, in which a participant

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                                 March 30, 2005


               earns the Shares, subject to the fulfilment of the Vesting conditions determined in this paragraph. There will be two Vesting Dates: one after the Interim Measurement Period and a second after the Performance Period. The vested Shares shall be transferred to the Participant and settled on or about the Settlement Date as defined under paragraph 6.

4.7.   Interim and Final payout

               The payout based on achievement during the Interim Measurement Period shall not exceed the Grant Amount. The portion of the payout after the close of the Interim Measurement Period that would have, pursuant to the Vesting conditions under 4 above, exceeded this limit, will be paid out in 2009, if justified by the second measurement of performance after the close of the Performance Period.

               The final payout based on the achievement during the Performance Period shall not exceed four times the Grant Amount. The number of Units being vested shall be adjusted by the number of Units delivered after the close of Interim Measurement Period.

4.8.   Changes in employment

               If the employment of the Participant terminates prior to Vesting Date for any reason other than early retirement, retirement, permanent disability (as defined by Nokia at its sole discretion), or death, the Participant will not acquire ownership of the vested Shares and they will not be transferred to the Participant's account on or about the Settlement Date.

               If the employment of the Participant terminates prior to Vesting Date by reason of early retirement, retirement, permanent disability (as defined by Nokia at its sole discretion) or death, the ownership of the Shares vesting will pass to the Participant and the Shares will be transferred to the Participant's account at the Settlement Date.

               In cases of voluntary and/or statutory leave of absence of the Participant, Nokia has the right to defer the Vesting Date and Settlement Date

5.     Prohibited transactions

               The Participants are not entitled to enter into any derivative agreement or any other corresponding financial arrangement relating to the Units or Shares until the Shares have been vested and transferred to the Participant after the Vesting Date.

6.     Settlement of Grant

               Nokia may, in its sole discretion, use for the settlement of the Units one or more of the following: newly issued Shares, Nokia's own existing Shares (treasury shares), Shares purchased from the open market, or, in lieu of Shares, cash settlement.

               As soon as practicable after Vesting Date and subject to the fulfilment of the other Plan Rules, the Shares, and their cash equivalent shall, as instructed by Nokia, be transferred to the Participant's personal book-entry, brokerage or bank account, provided that the Participant has performed all the necessary actions to enable Nokia to instruct such a transfer ("Settlement").

               The participants shall not be entitled to any dividend or have any voting rights or any other rights as a shareholder to the Shares until and unless the Shares have been transferred to the Participant on the applicable Settlement Date.

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                                 March 30, 2005


7.     Terms of employment

               The grant of Performance Share Units does not constitute a term or a condition of the Participant's employment relationship with Nokia, nor does it form a part of the Participant's employment contract under applicable local laws. The granted Units do not form a part of the Participant's salary or benefit of any kind.

8.     Taxes and other Obligations

               Pursuant to applicable laws, Nokia is or may be required to collect withholding taxes, social security charges or fulfil other employment related obligations upon making Grants to Participants, or on the receipt or sale of the Shares by the Participants. Nokia shall have the right to determine how such collection, withholding and other measures will be arranged or carried out, including but not limited to potential sale of the Shares on behalf of the Participants for the fulfilment of such liability.

               The Participants are personally responsible for any taxes and social security charges associated with the Shares. This includes responsibility for any and all tax liabilities in multiple countries, if the participant has resided in more than one country during the Performance Period. The Participants are advised to consult their own financial and tax advisers (at their own expense) in connection with the Grant of Units in order to verify their tax position.

               The Participants are also responsible for any potential charges debited by financial institutions in connection with the Settlement of the grants or any subsequent transaction related to the Shares.

9.     Breach of the Plan Rules

               The Participant shall comply with the Plan Rules in force from time to time, as well as any instructions given by Nokia regarding the Plan, including those regarding the grants in paragraph 3 above. If the Participant breaches the Plan Rules and/or any instructions given by Nokia regarding the Plan, Nokia may at its discretion, at any time prior to Vesting, rescind the Grant to a Participant who is in breach.

10.    Validity of the Plan

               The Plan shall become valid and effective upon the adoption by the Board. The Board may at any time amend, modify or terminate the Plan and/or the Plan rules. The Board may make such a resolution in its absolute discretion at any time, including but not limited to situations where required resolutions by Nokia's Annual General Meeting of Shareholders are not received.

               Such a resolution by the Board may also, as in each case determined by the Board, affect the granted Units that are then outstanding, but not settled.

11.    Administration

               Nokia shall administer the Plan in accordance with guidelines approved by its Board of Directors or the Personnel Committee, as the case may be. Nokia has the authority to interpret and amend these Plan Rules. Nokia may also amend these Plan Rules, adopt such other rules and procedures, and take such other measures, as it shall deem necessary or appropriate for the administration of the Plan.

               Nokia has the right to determine the practical manner of administration and settlement of the Grants, including but not limited to the acquisition, issuance, sale, and transfer of the Shares to the Participant. Furthermore, Nokia has

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                                 March 30, 2005


               the right to require from the Participant the submission of such information or contribution that is necessary for the administration and settlement of the Grants.

12. Governing Law and settlement of disputes

               The Plan is governed by Finnish law. Disputes arising out of the Plan shall be settled by arbitration in Helsinki, Finland in accordance with the Arbitration Rules of the Finnish Central Chamber of Commerce.


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                                 March 30, 2005


13.    Other Provisions

               Any notices to the Participants relating to this Plan shall be made electronically, in writing, or any other appropriate manner as determined by Nokia.

               The grant of Units by Nokia to some Participants may be limited and/or subject to additional terms and conditions due to laws and other regulations applicable outside Finland.

               Nokia has the right to transfer globally within Nokia Group and/or to an agent of Nokia Group any of the personal data required for the administration of the Plan and the settlement of the grants. The data may be administered and processed either by Nokia or an agent authorized by Nokia in the future. The Participant is entitled to request access to data referring to the Participant's person, held by Nokia or its agent and to request amendment or deletion of such data in accordance with applicable laws, statutes or regulations. In order to exercise these rights, the Participant must contact Nokia Group Legal department in Espoo, Finland.